Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-203865, No. 333-196224, No. 333-187205, No. 333-172738, and No. 333-211465) pertaining to The Davey 401KSOP and ESOP of our report dated June 23, 2016 with respect to the statement of net assets available for benefits of The Davey 401KSOP and ESOP included in this Annual Report (Form 11-K) for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Akron, Ohio
June 27, 2017